UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Third Post Effective Amendment

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stuart King Capital Corp.
(Exact Name of registrant in its charter)

Delaware	6770	45-2723926
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3020 Carbon Place, Suite 102
Boulder, CO 80301-6169
(303) 875-3573
(Address and telephone number of principal executive offices)

Harold Gewerter, Esq.
1212 S. Casino Center
Las Vegas, NV 89104
(702) 382-1714
(Name, address and telephone number of agent for service)

Copies to:

Harold Gewerter, Esq.

Gewerter & Dowling

1212 S. Casino Center

Las Vegas, NV 89104

Telephone (702) 382-1714

Electronic Fax (702) 382-1759

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  X   .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

Large accelerated filer		Accelerated filer	.
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company	X

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock-New Issue	$100,000.00	$0.10	$100,000.00	$7.13

(1)This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. The Company may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Company is not soliciting an offer to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

Prospectus

Stuart King Capital Corp.

1,000,000 Shares of Common Stock, $0.10 per share

Under the 419 registration Stuart King Capital Corp. (“Stuart King” or the "Company") sold 285,000 shares at a price of $0.10 to 23 investors.

The proceeds from the sale of the shares in this offering were payable to Underhill Securities Corp. for the benefit of (“fbo”) Stuart King Capital Corp. All subscription funds will be held in trust in a non-interest bearing Trust Account at Wells Fargo Bank and $2,850 was released to Stuart King Capital Corp.

The Company is conducting a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act").The  offering proceeds and the securities to be issued to investors must be deposited in an account (non interest bearing) (the "Deposited Funds" and "Deposited Securities," respectively). While held in the trust account, the deposited securities may not be traded or transferred other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder. Except for an amount up to 10% of the deposited funds otherwise releasable upon completion of the offering, the deposited funds and the deposited securities may not be released until an acquisition meeting certain specified criteria (See Plan of Distribution) has been consummated and 80% of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. It is a requirement under Rule 419(e) of the Securities Act that the net assets or fair market value of any business to be acquired must represent at least 80% of the maximum offering proceeds.  Pursuant to these procedures, a new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless 80% of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (minus up to 10% which may be release to the registrant upon completion of the offering) and none of the deposited securities will be issued to investors. The pro rata portion to be received by investors will not include the 10% of proceeds which may be released to the company. The Company is an emerging growth company under the Jumpstart Our Business Startups Act.

In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors.  Until 90 days after the date funds and securities are released from the trust or trust account pursuant to Rule 419, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

PART I: INFORMATION REQUIRED IN PROSPECTUS

RECONFIRMATION OFFERING

Shareholders are being asked to reconfirm their investment given these proposed acquisitions and such acquisitions will not be completed unless at least 80% of the investors reconfirm their offering.

The Company’s Form S-1 Registration Statement (Amendment #10 filed October 10, 2013) was declared effective by the Securities and Exchange Commission (“SEC”) on October 11, 2013 at 4:00PM EST (the “Registered Offering”). Pursuant to this Registered Offering, the Company was approved to sell a minimum of 250,000 shares of Common Stock and a maximum of 1,000,000 shares of Common Stock at $0.10 per share. A post effective amendment was filed on July 7, 2014 and declared effective on July 25, 2014.

On December 1, 2014, the Company officially closed the Registered Offering.  Pursuant to this Registered Offering, the Company sold 285,000 shares of Common Stock at $0.10 per share, or $28,500 USD in the aggregate.  The 285,000 shares of Common Stock sold in the Registered Offering were purchased by twenty-three shareholders of record.

On January 16, 2015, the Company signed an Exchange Agreement to acquire Cloud Income Properties, Inc.  Under the Agreement, the 21,500,000 common shares of registrant will be exchanged for 100% of the outstanding shares of Cloud Income Properties, Inc.  The closing of this transaction between registrant and Cloud Income Properties, Inc. is contingent upon 80% approval of the investors under the 419 registration.

Cloud Income Properties, Inc (“CIP”) is a private, for profit, Nevada corporation founded in September, 2012. Its headquarters are maintained at 3020 Carbon Place, Suite 102, Boulder, CO 80301-6169, with branch offices in Phoenix, Arizona, and Las Vegas, Nevada, at the residences of two of our executive officers.  CIP’s core business is identifying, evaluating and acquiring distressed, neglected and undervalued revenue generating e-commerce websites (“RGWs”) both for its own portfolio and for sale to third parties (e.g., third-party purchasers, investment funds, groups, clubs, institutional investors and private individuals.) These targeted websites will be internationally sourced, historically proven revenue-generating businesses that offer the potential for short and long-term growth, increased revenues and higher profits once properly capitalized and managed.

Notice of Reconfirmation

Investors will have no fewer than 20 business days and no more than 45 business days to notify the Company of their election to remain an investor. Investors must notify the Company of their election on or before ________, 2015. Each investor will be mailed an election form to complete and sign which will then be mailed back to the Company at 3020 Carbon Place, Suite 102, Boulder, CO 80301.

ITEM 4-USE OF PROCEEDS

Without realizing the minimum offering proceeds, the Company will not be able to commence planned operations and implement our business plan. Please refer to the section, herein, titled "Management's Discussion and Plan of Operation" for further information. In the case that the Offering does not reach the maximum and the total proceeds are less than those indicated in the table, we will have the discretion to apply the available net proceeds to various indicated uses within the dollar limits established in the table above.

The Company intends to use the proceeds from this offering as follows:

	Minimum			50% of Maximum			Maximum
Application Of Proceeds	$	% of total	% of net proceeds	$	% of total	% of net proceeds	$	% of total	% of net proceeds
Total Offering Proceeds	$25,000	100.00%		$50,000	100.00%		$100,000	100.00%
Net Offering Proceeds(2)	$23,000	92.00%	100%	$46,000	92.00%	100%	$92,000	92.00%	100%
Net Held in Trust(3)	$20,700	82.80%	90%	$41,400	82.80%	90%	$82,800	82.80%	90%
Working Capital(1) -	$20,700	82.80%	90%	$41,400	82.80%	90%	$82,800	82.80%	90%
Total Use of Proceeds	$25,000	100.00%		$50,000	100.00%		$100,000	100.00%

Notes:

(1) The category of General Working Capital may include, but not be limited to, printing costs, postage, communication services, overnight delivery charges, additional professional fees, consulting fees, and other general operating expenses. Since the sole business plan of the registrant is to effectuate a merger or acquisition, working capital references only costs associated with effectuating a merger or acquisition.

(2) Deducting for the 8% Sales agent fee due Underhill Securities Corp.

(3) Deducting for the 10% which may be releasable to the company upon completion of the offering.

ITEM 5-DETERMINATION OF OFFERING PRICE

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

Under the 419 registration Stuart King Capital Corp. (“Stuart King” or the "Company") sold 285,000 shares at a price of $0.10 to 23 investors.

ITEM 6–DILUTION

DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. Assuming all shares offered herein are sold, giving effect to the receipt of the maximum estimated proceeds of this offering net of the offering expenses, our net book value will be $92,000 or $0.01 per share. Therefore, the purchasers of the common stock in this offering will incur an immediate and substantial dilution of approximately $0.09 per share while our present stockholders will receive an increase of $0.01 per share in the net tangible book value of the shares they hold. This will result in a 90.00% dilution for purchasers of stock in this offering. Assuming the minimum shares offered herein are sold, giving effect to the receipt of the minimum estimated offering proceeds of this offering net of the offering expenses, our net book value will be $23,000 or 0.00 per share.   Therefore the purchasers of the common stock in this offering will incur an immediate and substantial dilution of approximately $0.10 per share while our present stockholders will receive an increase of $0.00 per share in the net tangible book value of the shares they hold.   This will result in a 100.00% dilution for the purchasers of stock in this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering:

	Minimum	Maximum
	Offering	Offering
Offering Price Per Share	$0.10	$0.10
Book Value Per Share Before the Offering	$0.00	$0.000
Book Value Per Share After the Offering	$0.00	$0.01
Net Increase to Original Shareholder	$0.00	$0.01
Decrease in Investment to New Shareholders	$0.10	$0.09
Dilution to New Shareholders (%)	100.00%	90.00%

ITEM 8-PLAN OF DISTRIBUTION

PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held by one shareholder. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. Other than pursuant to certain exemptions permitted by Rule 419, no trading in our common stock being offered will be permitted until the completion of a business combination meeting the requirements of Rule 419. To date, we have made no effort to obtain listing or quotation of our securities on a national stock exchange or association. The Company has not identified or approached any broker/dealers with regard to assisting us to apply for such listing. The Company is unable to estimate when we expect to undertake this endeavor or that we will be successful. In the absence of listing, no market is available for investors in our common stock to sell their shares. The Company cannot guarantee that a meaningful trading market will develop or that we will be able to get our common stock listed for trading.

If the stock ever becomes tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

This offering will be conducted on a best-efforts basis utilizing the efforts of Underhill Securities Corp. acting as a non exclusive sales agent and a best efforts underwriter. New issue offering refers to the shares offered for sale by the company. Potential investors include, but are not limited to, family, friends and acquaintances of Eric Anderson. The intended methods of communication include, without limitation, telephone and personal contact. In their endeavors to sell this offering, they will not use any mass advertising methods such as the internet or print media. Every potential purchaser will be provided with a prospectus at the same time as the subscription agreement.

Checks payable as disclosed herein received by the sales agent in connection with sales of our securities will be transmitted immediately into a trust account until the offering is closed. There can be no assurance that all, or any, of the shares will be sold. The shares from Mr. Anderson will be placed into the trust account.

Underhill Securities Corp is acting as underwriter and sales agent for both the primary and resale offering.   Underhill’s duties are on a best efforts basis and Underhill has no obligation to purchase any securities hereunder.   Underhill and related persons shall receive a maximum of 8% commission on all sales it makes as sales agent under both the primary and resale offering with no additional compensation.

	Underhill discount %	Net proceeds after Underhill discount	Underhill Sales Agent Commission	Net proceeds after Underhill Commission
Primary Offering ($100,000)	0	$100,000	8%	$92,000

Eric Anderson will not receive commissions for any sales originated on our behalf. We believe that Eric Anderson is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, as to Eric Anderson, he:

1.

Is not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his or her participation; and

2.

Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.

Is not an associated person of a broker or dealer; and

4.

Meets the conditions of the following:

a.

Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

b.

Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c.

Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Eric Anderson our sole officer or director along with Underhill Securities Corp. is an underwriter for the purposes of this offering.

There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent other than Underhill Securities as disclosed hererin. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

The Company is conducting a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act").The offering proceeds and the securities to be issued to investors must be deposited in an trust account (the "Deposited Funds" and "Deposited Securities," respectively). While held in the trust account, the deposited securities may not be traded or transferred other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder. Except for an amount up to 10% of the deposited funds otherwise releasable upon completion of the offering, the deposited funds and the deposited securities may not be released until an acquisition meeting certain specified criteria (having a value of at least 80% of the amount raised in this offering) has been consummated and a sufficient number of investors (80% of those purchasing in the offering) reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, a new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless 80% of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors(10% may have been released to the Company upon completion of the offering). The pro rata portion to be received by investors will not include the 10% of proceeds which may be released to the company.

The proceeds from the sale of the shares in this offering will be payable to Underhill Securities Corp. fbo Stuart King Capital Corp. ("Trust Account") and will be deposited in a non-interest bearing bank account at Wells Fargo Bank until the trust conditions are met. No interest will be paid to any shareholder or the Company. All subscription agreements and checks are irrevocable. All subscription funds will be held in the Trust Account until the earlier of: (i) consummation of an acquisition meeting the requirements of Rule 419 or (ii) 18 months have passed from the date of the prospectus and no such acquisition has been consummated and no funds shall be released to Stuart King Capital Corp., Inc. until such a time as the trust conditions are met other than up to 10% as disclosed herein. In the event that 18 months have passed from the date of the prospectus and no such acquisition has been consummated funds shall be returned pro rata to investors. Securities will be released to investors upon the consummation of an acquisition meeting the requirements of Rule 419. The pro rata portion to be received by investors will not include the 10% of proceeds which may be released to the company. The trust agent will continue to receive funds and perform additional disbursements until either (i) consummation of an acquisition meeting the requirements of Rule 419 or (ii) 18 months have passed from the date of the prospectus and no such acquisition has been consummated. Thereafter, this trust agreement shall terminate. If the Minimum Offering is not achieved within 360 days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees upon the expiration of 360 days. The fee of the Trust Agent is $1,500.00. [See Exhibit 99(a)]. The amount of funds actually collected in the trust account from checks that have cleared the interbank payment system, as reflected in the records of the insured depository institution, is the only factor assessed in determining whether the minimum offering condition has been met. Underhill Securities Corp. (which has a net cap. of $25,000 or more) as trust agent acting as trustee for the separate investors and that the trust agent will make the determination based solely on the account records of the insured depository institution (Wells Fargo Bank).

Investors can purchase common stock in this offering by completing a Subscription Agreement [attached hereto as Exhibit 99(c)] and sending it together with payment in full. All payments must be made in United States currency either by personal check, bank draft, or cashier’s check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

[Balance of this Page Intentionally Left Blank]

ITEM 9-DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Stuart King Capital Corp. is authorized to issue 100,000,000 shares of common stock, $0.0001 par value. The company has issued 8,000,000 shares of common stock to date held by three (3) shareholders of record.

The holders of Stuart King Capital Corp.’s common stock:

1.

Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;

2.

Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, Dissolution, or winding up of corporate affairs;

3.

Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

4.

Are entitled to one vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non assessable.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in our shares, reducing the level of trading activity in any secondary market that may develop for our shares, and accordingly, customers in our securities may find it difficult to sell their securities, if at all.

The Company has no current plans to either issue any preferred stock or adopt any series, preferences or other classification of preferred stock.

PREEMPTIVE RIGHTS

No holder of any shares of Stuart King Capital Corp. stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

NON-CUMULATIVE VOTING

Holders of Stuart King Capital Corp. common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

CASH DIVIDENDS

As of the date of this prospectus, Stuart King Capital Corp. has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon earnings, if any, capital requirements and our financial position, general economic conditions, and other pertinent conditions. The Company does not intend to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in business operations.

REPORTS

After this offering, Stuart King Capital Corp. will make available to its shareholders annual financial reports certified by independent accountants, and may, at its discretion, furnish unaudited quarterly financial reports.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our director is elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Our officer is appointed by the Board of Directors to a term of one year and serve until a successor is duly elected and qualified, or until removed from office. Our Board of Directors does not have any nominating, auditing or compensation committees.

The following table sets forth certain information regarding our executive officer and director as of the date of this prospectus:

Name	Age	Position	Period of Service(1)
Eric Anderson (2)	28	President, Secretary, Treasurer, and Director	Inception–Feb. 3, 2015
David Koons	50	President, Secretary, Treasurer, and Director	Feb. 3, 2015-current

Notes:

(1) Our director will hold office until the next annual meeting of the stockholders, typically held on or near the anniversary date of inception, and until successors have been elected and qualified. Mr. Anderson is the sole director and he appointed himself as the company’s sole officer and will hold office until resignation or removal from office.

(2) Eric Anderson has outside interests and obligations other than Stuart King Capital Corp. He intends to spend approximately 10 hours per month on our business affairs. At the date of this prospectus, Stuart King Capital Corp. is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

BACKGROUND OF DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Eric Anderson, President, age 27. (Until Feb. 3, 2015)

From May 2009 to the present, Mr. Anderson has been a LP Security Officer with S.O.S. Security, Inc. in Las Vegas, Nevada where he works in loss prevention while working in a friendly customer service capacity with guests. From July 2008 to May of 2009, Mr. Anderson was a Security Officer at the Palms Hotel & Casino in Las Vegas, Nevada where he engaged in Gaming drops and fills, cash and chip escorts and general casino environment security. Mr. Anderson was a door host at Blue Martini in Las Vegas, Nevada from February 2008 to November 2008.   Prior to such time Mr. Anderson was in school and had no employment.

David Koons, President, age 50. (Since February 3, 2015)

Mr. Koons is 50 years of age and has 25 years of business operations experience in designing and deploying whole system initiatives to improve business performance.  He holds a Bachelor of Science in Management (Cum Laude) from Golden Gate University. He served eight years in a Special Operations unit of the U.S. Marine Corps, eventually serving as the Logistics Officer. He worked as a Business Development Manager for Expeditors International, a global logistics company, where he built a multi-million dollar business unit from scratch. For the past five years, Mr. Koons has worked with dozens of organizations from small mom and pop to a Fortune 200 company, assisting with building systems and standardized controls to increase revenue and reduce expenses.  His work with these companies extended to full P&L responsibility, detailed variance analysis on highly sophisticated budgets, enhancing supply chain and logistical capabilities, evaluating new technologies and market potential for new products and overseeing day-to-day operations. As President and COO, Mr. Koons runs the day-to-day operations of CIP, while creating efficient operational systems.  His favorite saying is “mission accomplished!”

The registrant currently has no independent directors.

Mr. Anderson was also the sole officer and director of Lyonheart Capital a blank check whose registration is effective. As of this date, no acquisition or merger has been completed involving Lyonheart Capital but new officers and directors have been appointed and an 8k filed in anticipation of an acquisition. Lyonheart was unable complete an acquisition within the 18 month time-frame required under Rule 419 and that all funds invested in the offering were returned to purchasers.

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Eric Anderson	2014	-	-	-	-	-	-	-
Officer and Director	2013	-	-	-	-	-	-	-
David Koons	2015	-	-	-	-	-	-	-
Office and Director

DIRECTORS' COMPENSATION

Our director is not entitled to receive compensation for services rendered to Stuart King Capital Corp., or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

FINANCIAL STATEMENTS

For financial accounting purposes, this acquisition will be a reverse acquisition of Cloud by Stuart King and will be treated as a recapitalization of Stuart King.

STUART KING CAPITAL CORP.

(A Development Stage Company)

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders Stuart King Capital Corp.

We have audited the accompanying balance sheets of Stuart King Capital Corp. (a development stage company) (the “Company”)  as of  December 31, 2014 and 2013 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and the period  April 7, 2011 (Date of Inception) through  December 31, 2014. Stuart King Capital Corp. management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stuart King Capital Corp. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended and for the period April 7, 2011 (inception) through December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, The Company is in the development stage, has not earned significant revenue, has suffered net losses and has had negative cash flows from operating activities during the period ended April 7, 2011 (inception) through December 31, 2014. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note B. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KLJ & Associates, LLP KLJ & Associates, LLP
St. Louis Park, Minnesota
April 29, 2015

1660  Highway 100 South

Suite 500

St. Louis Park, Minnesota  55416

630.277.2330

13

STUART KING CAPITAL CORPORATION
(A Development Stage Company)
Balance Sheet

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalent	-	-
Total current assets	-	-

Total assets	$-	$-

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts Payable	5,003	3,118
Related party loan	2,500	2,500
Total liabilities (all current)	7,503	5,618

Stockholders' (deficit) Equity
Common Stock: $0.0001 par value, 100,000,000 shares authorized, 8,000,000 shares issued and outstanding in 2012 and 2011	800	800
Additional paid in capital	24,200	24,200
Deficit accumulated during the development stage	(32,503)	(30,618)
Total stockholders' (deficit) equity	(7,503)	(5,618)

Total liabilities and stockholders' (deficit) equity	$-	$-

See accompanying notes to financial statements

STUART KING CAPITAL CORPORATION
(A Development Stage Company)
Statement of Operations

	Year ended December 31, 2014	Year ended December 31, 2013	Period of April 7, 2011 (Inception) to December 31, 2014

Revenue	$-	$-	$-

Operating expenses
General and administrative	-	828	3,447
Professional fess	1,885	2,500	14,056
Consulting fees	-	-	15,000
Total operating expenses	1,885	3,328	32,503

Net loss	$(1,885)	$(3,328)	$(32,503)

Basic and diluted loss per common share	$-	$-

Weighted average shares outstanding	8,000,000	8,000,000

See accompanying notes to financial statements

STUART KING CAPITAL CORPORATION
(A Development Stage Company)
Statement of Changes in Stockholders' (Deficit) Equity
				Deficit accumulated during the development stage
	Common Stock		Additional Paid In Capital		Total
	Shares	Amount
Balance, April 7, 2011 (Inception)
Common stock issued for cash	8,000,000	$800	$24,200	$-	$25,000
Net loss for the period	-	-	-	(25,360)	(25,360)
Balance, December 31, 2011	8,000,000	$800	$24,200	$(25,360)	$(360)

Common stock issued for cash	-	$-	$-	$-	$-
Net loss for the period	-	-	-	(1,930)	(1,930)
Balance, December 31, 2012	8,000,000	$800	$24,200	$(27,290)	$(2,290)

Net Loss for the period	-	$-	$-	$(3,328)	$(3,328)
Balance, December 31, 2013	8,000,000	$800	$24,200	$(30,618)	$(30,618)

Net Loss for period	-	-	-	(1,885)	(1,885)
Balance December 31, 2014	8,000,000	$800	$24,200	$(32,503)	$(32,503)

See accompanying notes to financial statements

STUART KING CAPITAL CORPORATION
(A Development Stage Company)
Statements of Cash Flows

	Year ended December 31, 2014	Year ended December 31, 2013	Period of April 7, 2011 (Inception) to December 31, 2013

Cash flows from operating activities
Net loss	$(1,885)	$(3,328)	$(32,503)
Adjustments to reconcile net loss to net cash used in operating activities
Accounts Payable	1,885	828	5,003
Net cash used in operating activities	$-	$(2,500)	$(27,500)

Net cash provided by investing activities	-	-	-

Cash flows from financing activities
Advance from related party	-	2,500	2,500
Issuance of common stock for cash	-	-	25,000
Net cash provided by financing activities	-	2,500	27,500

Net change in cash and cash equivalent	-	-	-

Cash and cash equivalent at the beginning of the period	-	-	-

Cash and cash equivalent at the end of the period	$-	$-	$-

Supplemental cash flow Information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

See accompanying notes to financial statements

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Stuart King Capital Corp. (A Development Stage Company) (hereinafter the “Company”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with ASC 915, “Development Stage Entities”, formerly known as SFAS 7, “Accounting and Reporting by Development State Enterprises.”

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Delaware on April 7, 2011. The Company is a development stage company with the principal business objective of merging with or being acquired by another entity and is therefore a blank check company. The Company has been in the developmental stage since inception and has no operating history other than organizational matters.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents. There were no cash and cash equivalents as of December 31, 2013 and 2012.

Revenue and Cost Recognition

The Company has been in the developmental stage since inception and has no operations to date. The Company currently does not have a means for generating revenue. Revenue and Cost Recognition procedures will be implemented based on the type of properties required and sale contract specifications.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements’ estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred. Actual results could differ from those estimates. The Company’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Capital Stock

The Company has authorized one hundred million (100,000,000) shares of common stock with a par value of $0.0001. Currently, there were eight million (8,000,000) shares of common stock have been issued and outstanding as of Dec. 31, 2013 and 2012.

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss Per Common Share

Net loss per share is computed using the basic and diluted weighted average number of common shares outstanding during the period.  The weighted-average number of common shares outstanding during each period is used to compute basic loss per share.  Diluted loss per share is computed using the weighted average number of shares and dilutive potential common shares outstanding unless common stock equivalent shares are anti-dilutive.  Dilutive potential common shares are additional common shares assumed to be exercised. Basic net loss per common share is based on the weighted average number of shares of common stock outstanding during the year ended December 31, 2013 and 2012.

Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes.

Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board issued Accounting Standards Update No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012”), an accounting standards update regarding the testing of indefinite-lived intangible assets for impairment. Under this update, an entity has the option to first assess qualitative factors to determine whether the existence of events and circumstances indicate it is more likely than not the indefinite-lived intangible asset is impaired. If, after assessing the events and circumstances, an entity concludes it is more likely than not the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if any entity concludes otherwise, it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment testing by comparing the fair value with the carrying amount. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative test. An entity will be able to resume performing the qualitative assessment in any subsequent period. This update is effective for annual and interim tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted ASU 2012-02 in the fourth quarter of 2012 with no impact on its financial position, cash flows or results of operations.

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

NOTE B–GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing.

However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE C–INCOME TAXES

The Company accounts for income taxes using the liability method; under which deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Deferred taxes will be provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

The Company did not pay any income taxes during the year ended December 31, 2014 and 2013.

The net federal operating loss carry forward will expire in 2033.  This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

NOTE D–COMMON STOCK

On April 8, 2011, the Company issued 8,000,000 shares of common stock in exchange of $25,000 cash paid by Eric Anderson, our officer and director. The price of the common stock issued to them was arbitrarily determined and bore no relationship to any objective criterion of value. At the time of issuance, the Company was recently formed or in the process of being formed and possessed no material assets.

As of December 31, 2013 and 2012, the Company has 8,000,000 common shares issued and outstanding.

NOTE E–RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property.  The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

In 2011, the Company issued 8,000,000 common shares to Eric Anderson as reimbursement for $25,000 company’s expenditures. After the event occurred, Eric Anderson becomes the major shareholders in the Company, which representing 100% of the Company.

NOTE F–SUBSEQUENT EVENT

Management has reviewed material events subsequent of the period ended Dec. 31, 2013 and prior to the filing of financial statements in accordance with FASB ASC 855 “Subsequent Events”. No additional disclosure required.

RISK FACTORS RELATED TO THE ACQUISITION CANDIDATE

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of operations. We may not successfully address all of the risks and uncertainties or successfully implement our existing and new products and services. If we fail to do so, it could materially harm our business and impair the value of our Common Stock, resulting in a loss to shareholders. Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate. We were formed in Colorado in September, 2012, as a limited liability company, and converted to a Nevada corporation in September, 2013. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, the inability to employ or retain talent, inadequate sales and marketing and regulatory concerns. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce, curtail or discontinue operations. No assurance can be given that we can or will ever be successful in our operations and operate profitably.

We have had limited income since our inception at September 23, 2012, and there is no assurance that our business operations will continue to be profitable.

During the three month period ended September 30, 2013, and the period from our inception on September 23, 2013, through the end of our first fiscal year, June 30, 2013, we had gross revenues of $636,118 and $196,382, respectively, and net income of $162,233 and $20,621, respectively.  We do not have sufficient operating history from which to predict our future revenues or income, and no assurance can be given that our business operations will be profitable, nor that we can continue as a going concern.

Our websites that are purchased and managed by us or sold to our customers may not perform as expected, and our business model may suffer.

Prior to purchasing a website, we perform a due diligence to value the web property.  As part of our due diligence, we review many factors, some of which include: age of the domain, website, number of servers the website has been hosted on over a period of time, visitor traffic, financial performance, Google Page Rank, penalties from search engines, technical architecture, content management system, sources of revenue and many other factors. Despite the level of due diligence performed, there is no guarantee that the website will continue to generate the same, or greater, level of income as when we purchase the website, and our business model may fail.

Our potential inability to verify all information about any website prior to purchase or resale may subject us to loss of our investment and liability to any purchaser to whom we may sell any website.

We have a sequence of processes we go through when vetting a website to determine its viability and the accuracy of the information provided by the website owner. Additionally, each industry in which a website operates has its own idiosyncrasies that must be understood and evaluated. It is possible that we might not understand each and every industry, causing us to fail to assess valuable information that could affect the short and long term outcome of the revenue generated from the website.  It is also possible for a seasoned Internet website operator to misrepresent or defraud a potential purchaser. Not all information can be verified by an independent third-party, and can, in some cases, require us to rely on specific information provided to us by the potential seller of a website. Under such circumstances, it is possible for the seller-owner to intentionally misrepresent website performance and/or other related information that could adversely affect monthly revenues, consistency and stability of the website, despite the best of our due diligence and efforts.  This could result in a substantial loss on our investment in any such website and may result in liability to us from any purchaser of any such website that we may acquire and re-sell.

Lack of proper management of websites can diminish their viability and potential, while having an adverse affect on our business and reputation.

Once a revenue generating website (“RGW”) is purchased, it must be managed and looked after like it was prior to being purchased (or better). Managing a website properly includes adding fresh, relevant content, optimizing performance, enhancing design and user experience, engaging the visitors, monetizing the visitor traffic and numerous other details. Whether managed by us or a third-party management company, there is no assurance that management will be effective and the website performance can be negatively impacted.

We may not be able to effectively manage our growth and operations, which could materially and adversely affect our business.

We have, and may in the future, experience rapid growth and development in a relatively short period of time. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We may utilize outsourced resources, and hire additional personnel, in order to manage our expected growth and expansion. Failure to successfully manage our possible growth and development could have a material adverse effect on our business and the value of our Common Stock.

We may not realize the anticipated benefits from an acquisition.

We have a number of acquisitions that we believe will complement our business model, and our business model also includes the acquisition, retention or resale of websites.  Acquisitions involve the integration of companies that have previously operated independently. We expect that acquisitions may result in financial and operational benefits, including increased revenue, cost savings and other financial and operating benefits. We cannot be certain, however, that we will be able to realize increased revenue, cost savings or other benefits from any acquisition, or, to the extent such benefits are realized, that they are realized timely or to the same degree as we anticipated. Integration may also be difficult, unpredictable and subject to delay because of possible cultural conflicts and different opinions on product roadmaps or other strategic matters. We may integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which may be dissimilar. Difficulties associated with integrating an acquisition’s service and product offering into ours, or with integrating an acquisition’s operations into ours, could have a material adverse effect on the combined company and the market price of our Common Stock, if and when one develops.  Our business depends in part on our ability to continue to provide value-added web services and products, many of which we provide through agreements with third parties. Our business will be harmed if we are unable to provide these web services and products in a cost-effective manner.  See the caption “Planned Acquisitions,” commencing on page 25.

Our industry is experiencing rapid growth and consolidation that may cause us to lose key relationships and intensify competition.

The Internet marketing industry is undergoing rapid growth and substantial change. This has resulted in increasing consolidation and formation of strategic relationships. Acquisitions or other consolidating transactions that do not involve us could nevertheless harm us in a number of ways, including:

•

we could lose strategic relationships if our strategic partners are acquired by or enter into relationships with a competitor (which could cause us to lose access to distribution, content, technology and other resources);

•

the relationship between us and the strategic partner may deteriorate and cause an adverse effect on our business;

•

we could lose customers if competitors or users of competing technologies consolidate with our current or potential customers; and

•

our current competitors could become stronger, or new competitors could form, from consolidations.

Any of these events could put us at a competitive disadvantage, which could cause us to lose customers, revenue and market share. Consolidation could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

This is also true in the Broker-Dealer industry, in which we intend to have future operations and form our own broker-dealer for certain private fund raising activities for others and other broker-dealer related business activities.

Our ability to succeed depends on our ability to grow our business and achieve profitability.

We must continue to develop new and innovative ways to expand distribution and sales in order to maintain growth and achieve profitability. Our future growth and profitability will depend upon a number of factors, including, but not limited to:

•

Our ability to manage costs;

•

The increasing level of competition in the internet industry;

•

Our ability to continuously offer new or improved products and services;

•

Our ability to maintain efficient, timely and cost-effective production and delivery of our products;

•

The efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness;

•

Our ability to identify and respond successfully to emerging trends in industry;

•

The level of consumer acceptance of our products and services;

•

Regulatory compliance costs; and

•

General economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy would significantly impair our future growth and our ability to attract and sustain investments in our business.

Information on the Acquisition Candidate

Cloud Income Properties, Inc (“CIP”) is a private, for profit, Nevada corporation founded in September, 2012. Its headquarters are maintained at 3020 Carbon Place, Suite 102, Boulder, CO 80301-6169, with branch offices in Phoenix, Arizona, and Las Vegas, Nevada, at the residences of two of our executive officers.  CIP’s core business is identifying, evaluating and acquiring distressed, neglected and undervalued revenue generating e-commerce websites (“RGWs”) both for its own portfolio and for sale to third parties (e.g., third-party purchasers, investment funds, groups, clubs, institutional investors and private individuals.) These targeted websites will be internationally sourced, historically proven revenue-generating businesses that offer the potential for short and long-term growth, increased revenues and higher profits once properly capitalized and managed.

Revenue Conversion Approach

CIP’s approach to improve the revenue potential of distressed RGWs includes the following:

1.

Increasing website efficiency and appeal;

2.

Ensuring ease of navigation through implementation of tried and true design techniques;

3.

Utilizing comprehensive Internet marketing techniques that drive traffic to the website;

4.

Converting Internet traffic to revenue generating events; and

5.

Leveraging the network of managed websites for additional revenue-generating activities.

To accomplish this, CIP optimizes the RGW for increased visibility with search engine optimization (SEO) tools that include:

•

fresh, relevant content, with suitable proper media (written, video, visual, audio);

•

implementing effective linking strategies to maximize visibility by search engines;

•

enhancing and increasing traffic from targeted, qualified visitors; and

•

optimizing website design elements with search engine preferred criteria.

ACQUISITION FOR
RETAIL | FUND OWNER | INVENTORY
Selection of Historically Profitable Web Site Business + Due Diligence
Augmentation - Links, Content, Social, Management
Cloud Income Properties SATCon System
S = Selection
A= Augmentation
T = Traffic
Con = Conversion
INCOME FOR REINVESTMENT
Traffic Generation via Proprietary Intelligent Global Server Software
Conversion via Multi-Conduit Monetization System
INCOME FOR
RETAIL | FUND OWNER

CIP and its principals have developed filtering systems to identify distressed RGWs with the potential for rapid turnaround. Internal processes and leveraged use of technology enable CIP to accomplish this on a scalable basis, giving CIP the ability to maintain and control projected sales and growth of the Company.

The management team’s industry-specific knowledge and expertise in conjunction with CIP’s network of related industry professionals allows them to quickly evaluate and purchase distressed RGWs at favorable market prices. Immediately following acquisitions, CIP and its team will begin applying short-term rehabilitation programs (3-6 months) to maximize revenues and asset valuation.  CIP and its customers can expect to see increased revenues and a more valuable RGW.

One of the keys to success with any website is the ability to generate as much targeted exposure to that site as possible. This is done primarily through Search Engine Optimization (“SEO”) and Search Engine Marketing (“SEM”).

One key strategy that can garner true economies of scale is the implementation of an advertising strategy across a managed network of websites. Using this strategy, traffic from busier sites can be shared with less-trafficked websites through targeted ad placement redirecting visitors to the less-busy sites. The result is synergistic, with the site displaying advertisements from relevant sites in the network to site visitors. The network benefits by keeping the visitor on the in-house network longer. This tends to increase revenue per visitor inside the network.

Further, total network and inventory revenues are bolstered through the implementation of a white label e-commerce system that allows it to be customized to each RGW’s look and feel. In this case, the network receives transaction fees that would otherwise have gone to another payment handler such as PayPal or similar payment service provider.

By replacing the existing e-commerce payment transaction handler with our own, CIP generates additional revenue through the standard per transaction fees, increasing the total network revenue per visitor.

CIP has been able to identify other companies that focus on individual parts of what CIP does in the aggregate. There are website management companies and related companies that focus on selling RGW’s; however, CIP has had difficulty finding companies that focus on rehabilitating distressed RGW’s and marketing them to purchasers. Management believes this has created an opportunity for CIP and its investors to capitalize on a niche market that offers substantial opportunities for growth and increased revenue.

Example Comparison: Real Estate versus Web-based e-Commerce Business

Real estate has proven to be an attractive alternative investment for those seeking to create a revenue-producing portfolio with potential for asset appreciation.  One strategy for increasing margins on a real estate investment is the fix and flip method. While the barriers to entry to fix and flip real estate is relatively low, the technological, online marketing, search engine optimization, email list management and other barriers to entry to rehabilitate a revenue-generating website are relatively high, requiring advanced technical and online marketing expertise. CIP was founded on the premise of rehabilitating and reselling distressed RGWs to the marketplace.

Now, instead of real estate as the asset of choice, CIP intends to leverage technological advances that are more suitable to RGWs than real estate. With real estate, there are practical limitations on rent levels, based upon geography, local market conditions and other factors; and therefore, limited upside on how much the property could be expected to appreciate.

In contrast, RGW purchasers have the opportunity to experience increases in revenues and appreciation potential, limited only by scalability – i.e., without experiencing the constraints attendant to real estate.

Appreciation of a web-based business, like most income-producing properties, is a direct reflection of its revenue performance. As visitor levels increase, statistically revenues usually increase.

The E-Commerce Industry

Traditionally, businesses operating inside a brick and mortar (offline) environment have proven to generate higher operating expenses than exclusively web-based businesses.

Increased operating expenses for offline businesses include: rent, mortgage, utilities, employees and other related costs associated with operating from a physical location, and a limited target market resulting from convenience and accessibility.

With the introduction of the Internet, and as e-commerce transactional security has improved, online consumption of goods, services and information continues to experience exponential growth. In 2012, e-commerce sales topped $1 trillion for the first time. In 2013, online sales are projected to grow another 18.3% to $1.3 trillion (Source: emarketer, Jan. 2013).

These changes have significantly reduced business operating costs for RGWs, while greatly expanding accessibility to products and services in terms of geographic market, language barriers and cross-cultural reach.

No longer are businesses constrained by geography. No longer are ‘hours of operation’ a consideration. The Internet has allowed an ‘always-on’ presence accessible to nearly one third of the world’s population. Approximately 2.5 billion1 people have an Internet connection. In other words, the Internet provides a technological highway for businesses. It is a highway that breaks down barriers to international and multicultural commerce in ways never imagined.  From a consumer perspective, the Internet has enabled the general public to obtain valuable information to an extent never before realized. They can search and compare price, quality and numerous other variables in seconds from their smartphone.

Not only has this consumer-purchasing shift produced a window of opportunity for many business owners to grow and expand their existing businesses, but it has also created an entirely new market of high growth web based e-commerce businesses.

Revenue Model

The Company’s core revenue model for RGWs can be categorized as follows: those that are purchased for immediate resale and those that are purchased for incubation and eventual resale.

________________________

1 Source http://www.internetworldstats.com/stats.htm

RGWs purchased for immediate (or early) resale:

Expectations are based upon a minimum percentage markup of the price at which the RGW is purchased, targeted at 75-100% markup, with some acquisitions allowing for much greater markups.

Example: CIP purchases a website for $40,000 that is currently generating an ROI of 20%. Upon implementation of a variety of CIP’s enhancement strategies, we believe we will likely be able to resell the RGW in, for example, three months, for $100,000 while providing the new purchaser a 10-15% ROI (based upon the $100,000 purchase price).  CIP’s all-in-costs of purchase, modification, implementation of sound enhancement strategies and associated selling costs would be $45,000-$50,000.

RGWs purchased for incubation and eventual resale:  Because RGWs in this category are in earlier stages of development, management believes that CIP will likely be able to acquire the RGWs at a much lower price than those that fall into the above “early resale” category.

Example: CIP purchases, for $4,000, a website in the early stages of its development that is still providing a reasonably attractive ROI. Over the ensuing 6-12 months, the RGW goes through an extensive enhancement to its current architecture, roll-out and marketing strategies. With these CIP enhancements, among others, it is reasonable to expect, we believe, the RGW to increase in value, allowing it to be sold after an incubation period for $80,000. CIP’s all-in-cost should not exceed $25,000, allowing us to capture a sizable return on its investment, inclusive of the cost or enhancement.

As noted under “Financial - Use of Proceeds,” CIP intends to set aside approximately 15% of the proceeds derived from the current financing for an inventory of RGWs to be incubated. The break-down between “incubation” and “ready-to-sell” websites will be determined by market considerations and should be expected to change from time-to-time.

While CIP will maintain an inventory of RGWs in incubation, we will benefit from recurring revenue streams that the RGWs generate. This will be an additional monthly revenue stream to CIP, thus continually increasing the bottom line profitability of the Company.

Timing and Opportunity

Market studies and other industry related research estimate that at least 50 million websites were added to the Internet in 20122. It is projected that this type of growth will continue into the future suggesting that the Internet is still in its infancy, and is expected to become an increasingly relevant part of everyday life, including, but not limited to, commerce.

This presents an opportunity for well-managed web-based businesses to experience substantial growth for many years to come. For this reason, CIP has identified a niche that should allow the Company and its customers to capitalize on this rapidly growing business medium. Increased monthly revenue and appreciation of the e-commerce business are the end goals of CIP for each and every acquisition.

Based upon the growth projections, and other favorable characteristics, CIP believes this is an opportune time for entering into this space and capitalizing on the sizable margins available to those who have the knowledge and expertise to locate, analyze, evaluate, negotiate and acquire promising RGWs and, importantly, add value.

Cloud Stability and Web Based Businesses

The “Cloud” refers to the increasing practice of shifting ‘assets’ from a physical location, to a virtual location, online…or in the Cloud.

Applications, client databases, merchant transactions and digital product storage are some of the reasons why businesses are moving out of a physical presence and locating virtually.

This e-commerce business operating medium enhances speed of transactions and access to the data necessary to carry them out, provide supports and follow-up for further data harvesting and follow-on sales.

_________________________

2 Source http://royal.pingdom.com/2013/01/16/internet-2012-in-numbers/

The Cloud provides redundancy, and therefore, "backup" of data unlike traditional businesses where most data is stored on site in local computers. If there was a fire, flood or other disaster, data could easily be lost or at very least badly compromised, resulting in potentially massive fiscal losses.

When a physical location is closed due to disaster or other localized event, the business is completely shut down. The Cloud drastically reduces this risk by minimizing the possibility of shut-down. Information is likewise safeguarded using ever-evolving international security standards developed by the World Wide Web Consortium (“W3C”) led by Web inventor Tim Berners-Lee.

Web hosting companies, the companies that manage the computer servers where this information is stored, provide an additional range of security practices and protocols to ensure the safeguarding of information on their servers. Most credible web-hosting providers advertise 99.99% uptime of the websites under their care. CIP utilizes several credible web-hosting providers for its websites and maintains backup copies of every site in inventory.

In the Cloud, there are several layers of security and data is frequently backed up so redundant copies are maintained. The copies are stored in widely separated physical data storage locations to ensure the highest integrity, protection from loss and the ability to be ‘back up’ within minutes of a rare catastrophic failure.

Principal Products or Services and their Markets

CIP focuses on cash-flowing, cloud-based Internet businesses that are 100% ‘in the Cloud.’ This means that the websites we sell and manage are not constricted by a physical presence, can be managed by a decentralized virtual team and can be accessed from any Internet connection in the world.

The products and services provided by CIP, both individually and combined, are the revenue centers for the Company. The growth of the Company will be through the value added to each web-based business owned and operated by the Company, as well as sales of properly “converted” RGWs.

CIP products and services include the following;

Internal Inventory

CIP intends to acquire revenue-generating web based e-commerce businesses for its own account and for resale. RGWs are purchased at discounted prices in relation to market valuations. Valuation is determined mainly from monthly revenue streams and potential growth associated with each business purchased. By implementing its in-house management team and expertise, CIP expects to be able to increase each RGW’s revenue potential thus increasing the overall net value of the acquired business. Upon achieving this, CIP will evaluate whether to continue to grow and build the business for its own portfolio or sell the RGW to one of its customers or others.

Retail Sales Product

It is expected that in the first quarter of 2014, CIP will begin acquiring e-commerce web based businesses specifically for resale to private individuals or entities that are seeking to own and operate an existing, monthly RGWs. These RGWs will be sold to customers from either an existing CIP inventory or purchased in the market based on a customized criterion established by the customer. In summary, the customer expects to buy growing cash-flow streams. The sale price of each business will be determined based on their prospective revenue streams. The customer can either operate the business themselves or elect to have a third-party of their choice manage it.

Commercial Sales Product

CIP also will seek large investment groups, funds, angel investors, venture capital groups and institutional investors that have an interest in utilizing CIP’s RGW enhancing.

As an adjunct to its value enhancement services, CIP can manage and grow the newly acquired companies with the intent to increase monthly revenues and valuation of the assets. When the timing is right and at the customers’ request, CIP can also sell the businesses.

Management Services

In addition to its own web based business portfolio, in 1st quarter 2016, CIP expects to extend its proprietary Internet marketing, sales and management capability to a new class of customer. In addition to CIP’s core Target Market (as defined below), there is an extremely large market of individuals who would like to develop their own web-based business. However, many of these individuals lack the knowledge and resources to realize their expectations and should be drawn to CIP’s expertise in this area. The ability to provide these services is a natural extension of CIP’s existing internal services.

Target Market:

The approximately 80 million baby boomers1 who were expecting to retire, now find they cannot, due to unexpected economic considerations.

Adversely affected interest rates, corporate retirement policies, social security distributions, inflation and many other associated factors, lead many to the need to postpone retirement.

With that customer in mind, CIP’s Target Market consists of three main categories:

Retail Customers

Retail customers include: small business owners, investors and individuals seeking to own their own business or add a secondary source of income to their portfolio. More particularly, the 80 million baby boomers who were expecting to retire, now find they cannot, due to unexpected economic considerations.

Commercial Customers

Commercial customers consist of companies that want to diversify into other businesses, expand their own e-commerce business through mergers and acquisitions, have discretionary dollars to invest and/or would like to create a steady secondary income stream for their company to hedge against unexpected downturns in business.

Institutional Investors

This group consists of venture capital groups, hedge funds, banks and other financial institutions, angel investors, investment groups, clubs and insurance companies interested in diversifying their investment portfolios but do not have the knowledge or ability to buy, build and manage an RGW portfolio.

MANAGEMENT TEAM OF ACQUISITION CANDIDATE

Our executive officers and directors and their respective ages, positions and biographical information are set forth below.

Name	Positions Held	Date of Election or Designation	Date of Termination or Resignation
David G. Koons	President COO Director	September 11, 2013	*
Jeffrey P. Fagin	Director	September 11, 2013	*
Ronald M. Davies	Secretary Director	September 11, 2013	*
E. Paul Lev-Ary	Treasurer CFO	October 1, 2013	*
Kim D. Southworth	CEO Director	September 11, 2013	*
Stephanie Kay Frank	Director	September 11, 2013	*

* Presently serve in the capacities indicated.

______________________

1Source http://www.census.gov/

Director Qualifications Considered

In evaluating our directors, we have considered the following factors, among others:

•

The appropriate size of our Board of Directors relative to our business;

•

Our needs with respect to the particular talents and experience of our directors;

•

The knowledge, skills and experience of directors;

•

Familiarity with our business;

•

Experience with accounting rules and practices; and

•

The desire to balance the benefit of continuity with the periodic injection of the fresh perspective that may be provided by new members, when an increase in the size of our Board of Directors is deemed to be reasonable.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Background and Business Experience

Kim D. Southworth, CEO and Director

Mr. Southworth is 55 years of age and has 32 years of experience in business administration, management, investment banking and securities. He spent the first decade of his career in the oil and gas industry. During this time, he founded, owned and operated two oil companies, including The American Association of Oil and Gas Investors, the first national self-regulatory agency within the oil and gas industry. Subsequently, Mr. Southworth began consulting for start-up and early stage companies and served administratively in positions such as President, Chairman and CEO. As a corporate consultant, Mr. Southworth played a significant role in the start-up, funding and business plan execution stages. In 1999, Mr. Southworth acquired Sound Solutions, Inc. He capitalized the company and managed the day-to-day operations, expanding its client base from 200 stores to over 2000 stores in less than two years. He sold the company in August of 2001.

In 2001, Mr. Southworth became the founder and senior partner of Advanced Business Strategies, LLC. Advanced Business Strategies is a Venture Catalyst firm that prepares companies for and strategically positions them to be funded, sold, merged or acquired. ABS also represents investors to perform an independent 3rd party due diligence on companies they are looking to fund. Prior to joining CIP, Mr. Southworth served for two years as an officer and director of a ballistic armor company located in Tucson, Arizona.

David G. Koons, Founder, President and COO

Mr. Koons is 50 years of age and has 25 years of business operations experience in designing and deploying whole system initiatives to improve business performance.  He holds a Bachelor of Science in Management (Cum Laude) from Golden Gate University. He served eight years in a Special Operations unit of the U.S. Marine Corps, eventually serving as the Logistics Officer. He worked as a Business Development Manager for Expeditors International, a global logistics company, where he built a multi-million dollar business unit from scratch. For the past five years, Mr. Koons has worked with dozens of organizations from small mom and pop to a Fortune 200 company, assisting with building systems and standardized controls to increase revenue and reduce expenses.  His work with these companies extended to full P&L responsibility, detailed variance analysis on highly sophisticated budgets, enhancing supply chain and logistical capabilities, evaluating new technologies and market potential for new products and overseeing day-to-day operations. As President and COO, Mr. Koons runs the day-to-day operations of CIP, while creating efficient operational systems.  His favorite saying is “mission accomplished!”

Jeffrey P. Fagin Founder, Director

Mr. Fagin is 61 years of age and brings over 35 years or business, sales and management experience to CIP. Having both an MBA and a CPA, Jeff spent almost 25 years of his professional career in Senior Management of major Fortune 500 companies working in virtually all areas of Finance, Management and Sales. In the past decade, Jeff has successfully managed and built 2 businesses including a start up in 2010 that is now one of  INC 500’s fastest growing privately held companies.

Ronald M. Davies, Founder, Director, Secretary and VP Marketing

A twenty-year authority in the online entrepreneur space, Ron’s an MBA, committed to helping others build wealth by leveraging the Internet and related technologies. Prior to joining the team at Cloud Income Properties, Ron consulted to select, well-placed individuals and institutions seeking to enter the profitable world of online virtual business and property ownership.

Responsible for millions in online property and digital transactions, Ron’s bought, developed, and sold over 300 digital properties, including web sites, domain names, digital products and mobile apps.

Declared the “Obvious Choice” by New York Times Best-Selling Business author Elsom Eldridge, Ron has engaged his outside-the-box approach for the benefit of clients from the Chamber of Commerce to the PR Advisor to the President of the United States.

A passionate presenter, trainer, and speaker, Ron’s known for his eagle’s eye for spotting opportunity in virtual and technology arenas. Since joining Cloud, 100% of his efforts are directed toward bringing the New Asset Class to those that need it most.

E. Paul Lev-ary, Treasurer and CFO

Mr. Paul Lev-ary is 63 years of age and graduated from the University of Colorado, Boulder, in 1979, in Accounting and Finance.  In 1982, Mr. Lev-ary established an accounting practice that is still in operation.  He also owned and operated several towing companies in the Boulder area from 1982 to 2007. He has been a partner in several shopping centers in Colorado and Texas, as well as holding interests in refueling stations, convenience stores, apartments, residential rentals, office buildings and other properties within his impressive portfolio.

Stephanie Frank, Founder, Director

Ms. Frank is 49 years of age. An experienced problem solver, she has achieved over 15 high-level network engineering certifications, including Novell’s Master CNE and CNI, Cisco Protocol Analyst, Microsoft’s MCP, MCT and MCSE, and the coveted Level II Protocol Analyst. From government to private business, Stephanie has been all over the world helping individuals and organizations become more efficient, productive and streamlined so they can get more of what they want, faster than ever. Ms Frank focuses on productivity, effectiveness and peak performance best practices. Prior to founding CIP, she served as an internationally certified Master NLP coach & practitioner, hypnotist, speaker and author and trained thousands in Positive and Applied Psychology.

EXECUTIVE COMPENSATION OF ACQUISITION CANDIDATE

All Compensation

The following Summary Compensation Table reflects the aggregate executive compensation plan to be paid during its fiscal year ended June 30, 2016, and the position for which such compensation will be paid:

Summary Compensation Table

Name and Principal Position	Year or Period (1)	Salary ($)	All Other Compensation ($)
David G. Koons, President COO, Director	6/30/14	48,000	(1)
Jeffrey P. Fagin, Founder, Director	6/30/14	48,0000	(1)
Ronald M. Davies, VP Marketing, Secretary, Director	6/30/14	48,000	(1)
E. Paul Lev-Ary, CFO/ Treasurer	6/30/14	24,000	(1)
Kim D. Southworth CEO, Director	6/30/14	48,000	(1)
Stephanie Kay Frank Founder, Director	6/30/14	0

(1)

Plus 1% of all gross sales of the Company and its subsidiaries subject to the company hitting certain financial benchmarks..

Outstanding Equity Awards

We have no equity compensation or similar plans.  We anticipate adopting an equity compensation plan or similar incentive plan to attract and maintain our present management and such additional employees as our business operations may require in the near future.

Compensation of Directors

No director is anticipated to receive any compensation for service as a director during the fiscal year ended June 30, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS OF ACQUISITION CANDIDATE

Security Ownership of Certain Beneficial Owners

The following tables set forth the share holdings of those persons who were principal shareholders owning five percent of more of our Common Stock as of the date of this Memorandum.

Ownership of Management and Principal Stockholders

Title Of Class	Name or Class of Beneficial Owner(s)	Amount of Common Stock Ownership	Percent of Class*
Common Stock	David G. Koons	3,000,000	14.3%
Common Stock	Jeffrey P. Fagin	3,000,000	14.3%
Common Stock	Ronald M. Davies	3,000,000	14.3%
Common Stock	Kim D. Southworth	3,000,000	14.3%
Common Stock	Stephanie Kay Frank	3,000,000	14.3%
	E. Paul Lev-Ary	0	0%
As a Group (6)	Management	15,000,000	71.4%

*

Percentages are based on 21,000,000 shares of Common Stock being outstanding on the date of this Memorandum.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF ACQUISITION CANDIDATE

This Memorandum includes forward-looking statements based upon management’s reasonable beliefs, assumptions and plans for the future, information currently available to management and other statements that are not historical in nature.  Forward-looking statements include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” estimate,” “consider,” or similar expressions are used.  These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions, including among others:  economic conditions generally in the United States and internationally, and in the industry and markets in which we have and may participate in the future; competition within our chosen industry; our current and intended business; our current assets and plans; a downturn in the securities markets; regulations that affect trading in the securities of “penny stocks,” like ours, and other securities; the effect of applicable current and future United States and foreign laws, rules and regulations on our industry and the Internet; and our failure to successfully develop, compete in and finance our current and intended business operations.

Our future results and shareholder values may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond our ability to control or predict.  We may be required to update these forward-looking statements from time to time as circumstances change; however, we undertake no duty to do so.

PLAN OF OPERATION OF ACQUISITION CANDIDATE

Fiscal year 2014 and the first half of 2015 have been a period of major consolidation of the talent and systems necessary to successfully prove cloud income properties business model, and also prepare for rapid growth and scalability.

Our immediate success in selling revenue-generating websites in 2013 allowed the founders to confirm that there was a high demand for these assets. It also identified specific areas in need of improvement.

Cloud has recruited significant talent to join the management team during the past 18 months. In addition cloud has established systems throughout the business.

Beginning in the second half of 2015, Cloud intends to complete the following critical tasks:

On the acquisition of websites, CIP will continue to build relationships with web brokers having access to deal flow, and seek out new broker relationships. In addition, Cloud will be completing a proactive system to target the exact web properties we prefer and contact the owners directly to cultivate a new stream of potential deals. The combination will result in a guarantee of a steady stream of deal flow.

CIP will also create an automated system so that management can go to one location to see the best available sites for sale in real time at all times.

Cloud will continue to identify third party experts to provide independent assessments of the properties we are considering for our inventory.

Prior to the acquisition of any RGW, the website management team, who are responsible for its performance once we buy it, have their opportunity to evaluate the sites, it's strengths, weaknesses, opportunities and threats. This system will be streamlined to allow them to evaluate many more RGW's in the same amount of time.

On the business side, with the merger to Stuart King Capital approved by the SEC, the intention is to become a publicly traded company doing the third or fourth quarter of 2015. This will allow Cloud to raise capital for operations and to build its inventory.

Simultaneously, a small professional sales team backed with quality marketing tools will begin to market in the Phoenix/Scottsdale area as an initial launch city. Once the systems have been proven to work, Cloud will rapidly grow to selected cities in California and the western USA.

Cloud will also seek to take advantage of established business relationships in other countries. We are currently in negotiations with business associates in India to establish a major presence there during fiscal 2015.

Cloud management will build its brand image as the Authority in this new Asset Class called Revenue Generating Websites and position the company for rapid global growth over the following 18 to 36 months.

The e-commerce revenue generating website industry worldwide is still in its infancy. It has been referred to many times as the Wild West because of the minimal regulations that have been put in place to oversee, manage and control the purchase and sale of RGW's. This represents a huge opportunity for those who understand this space and have the financial and human resources to capitalize on this market. We also see an opportunity to play a significant role in introducing the tools, systems and education for this industry to create a safe and secure business environment. This represents another revenue center for the company.

Cloud will continue to assemble a qualified management team that takes its commitment and responsibility to creating and building a successful, profitable organization seriously. We are extremely dedicated to CIP and establishing it as the leader within this industry.

Results of Operations

From Inception on September 23, 2012 to Year Ended June 30, 2013

During the period from inception (September 23, 2012) to June 30, 2013, we had $636,118 in revenues with $424,009 in cost of sales for a gross profit of $212,109.  We had selling, general and administrative expenses of $46,834 and depreciation expense of $3,042, for a total operating expense of $49,876.  We had operating income and total net income of $162,233 during this period.

Three Months Ended September 30, 2013 compared to Three Months Ended September 30, 2012

During the three months ended September 30, 2013, we had revenues of $196,382; cost of sales was $82,283, for a gross profit of $114,099.  General and administrative expenses during the three months ended September 30, 2013, were $93,478, for a net income of $20,621.  We had $0 revenues and $0 operating expenses for $0 in net income the period from September 23, 2012 (inception) to September 30, 2012.

Liquidity and Capital Resources

We had $44,703 in cash as of September 30, 2013, compared to $14,163 as of June 30, 2013.

Off-Balance Sheet Arrangements

We had no off balance sheet arrangements during the quarter ended September 30, 2013.

FINANCIALS OF ACQUISITION CANDIDATE

Cloud Income Properties, Inc.

Financial Statements

June 30, 2014

Cloud Income Properties, Inc.

Index to the Financial Statements

June 30, 2014

PRITCHETT, SILER & HARDY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
515 SOUTH 400 EAST, SUITE 100
SALT LAKE CITY, UTAH 84111

PHONE (801) 328-2727 FAX (801) 328-1123

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cloud Income Properties, Inc.
Boulder, Colorado

We have audited the accompanying balance sheet of Cloud Income Properties, Inc. as of June 30, 2014 and the related statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a working capital deficit, a significant net loss, negative cash flows from operations, and a limited operating history which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pritchett, Siler & Hardy

Pritchett, Siler & Hardy, P.C.
Salt Lake City, Utah 84111
December 30, 2014

Cloud Income Properties, Inc.

Balance Sheet

June 30, 2014

ASSETS
Current assets:
Cash	$15,687
Accounts receivable	563
Inventory	16,200
Total current assets	32,450

Property and equipment, net	387,995

Total assets	$420,445

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$4,996
Other accrued expenses	1,544
Notes payable (net of discount of $-0-)	65,000
Notes payable, related parties (net of discount of $-0-)	100,000
Accrued interest payable	17,811
Accrued interest payable, related parties	6,356
Total current liabilities	195,707

Stockholder's Equity
Preferred stock, par value $0.001, 30,000,000 shares authorized,-0- issued and outstanding, as of June 30, 2014.	-
Common stock, par value $0.001, 150,000,000 shares authorized, 16,353,002 and 36,000,000, issued and outstanding, as of June 30, 2014.	16,353
Additional paid-in capital	1,151,914
Stocks Payable	15,000
Retained earnings	(958,530)
Total stockholder's equity	224,737
Total liabilities and stockholders' equity	$420,445

See accompanying notes to the financial statements.

Cloud Income Properties, Inc.

Statement of Operations

For the Year-Ended June 30, 2014

Revenues, net	$316,364
Cost of sales	202,707
Gross profit	113,657

Operating expenses:
Selling, general and administrative	713,397
Depreciation expense	98,719
Total operating expenses	812,116

Income tax (expense) benefit	-

Other income (expense):
Interest expense	(260,070)

Net Income	$(958,529)

Basic and diluted loss per common share	$(0.03)

Weighted average shares outstanding	32,269,230

See accompanying notes to the financial statements

Cloud Income Properties, Inc.

Statement of Stockholders’ Equity

	Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Payable	Retained Earnings	Total Stockholders' Equity
	Shares	Amount	Shares	Amount

Balance, June 30, 2013	-	$ -	36,000,000	$ 36,000	$ 46,309	$ -	$ -	$ 82,309
Shares surrendered by stockholders'	-	-	(21,000,000)	(21,000)	21,000	-	-	-
Common stock issued for cash at $0.75 per share	-	-	133,333	133	99,867	-	-	100,000
Stock Issuance Costs	-	-	-	-	(40,382)	-	-	(40,382)
LLC distributions to members'	-	-	-	-	(24,996)	-	-	(24,996)
Common stock issued for websites at $0.75 per share	-	-	642,669	643	481,357	-	-	482,000
Common stock issued conversion on notes and accrued interest for $0.375 per share	-	-	212,000	212	79,288	-	-	79,500
Commons stock issued for services @ $0.75	-	-	365,000	365	273,385	-	-	273,750
Debt Discounts	-	-	-	-	216,086	-	-	216,086
Accrued Stock Payable	-	-	-	-	-	15,000	-	15,000
Net income for the year ended June 30, 2014	-	-	-	-	-	-	(958,529)	(958,529)
Balance, June 30, 2014	-	$ -	16,353,002	$ 16,353	$ 1,151,914	$ 15,000	$ (958,529)	$ 224,738

See accompanying notes to the financial statements.

Cloud Income Properties, Inc.

Statement of Cash Flows

For the Year-Ended June 30, 2014

Cash flows from operating activities:
Net income	$(958,529)
Depreciation expense	98,719
Stock for services	273,750
Debt discount	216,086
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts receivable	68,506
Prepaid expenses	340
Accounts payable	(26,020)
Other accrued expenses	18,768
Net cash used in operating activities	(308,380)

Cash flows from investing activities:
Purchase of property and equipment	(4,714)
Net cash used in investing activities	(4,714)

Cash flows from financing activities:
Proceeds from notes payable	240,000
Stock Issued for Cash	100,000
Stock payable	15,000
Stock Issuance Costs	(40,382)
Net cash provided by financing activities	314,618

Net increase in cash	1,524
Cash at beginning of period	14,163
Cash at end of period	$15,687

Supplemental Information and Non-Monetary Transactions:
Cash paid for interest	$-
Cash paid for income taxes	$-

Non-cash Investing and Financing activities:
Stock surrendered	$21,000
Stock issued for conversion of debt and interest	$79,500
Common stock issued for websites	$482,000
Stock issued for LLC interests in corporate conversion	$66,938
LLC distributions to members	$24,996

See accompanying notes to the financial statements.

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

1)

ORGANIZATION

Cloud Income Properties, Inc. (the “Company”) was organized as a Nevada corporation effective September 11, 2013 for the purpose of reorganizing the structure of Cloud Income Properties, LLC, a Colorado limited liability company (“Cloud”).  Effective September 13, 2013, the unit holders of Cloud contributed all of their units to the Company in return for shares of common stock of the Company (see Note 2).  The Company is a web property acquisition and sales organization that also provides web property management and augmentation to increase site performance and underlying value.  The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America, and the Company’s fiscal year end is June 30.

2)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Accounting Basis

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The Company has elected a June 30 fiscal year end.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less. As of June 30, 2014, the Company’s cash balances were within the FDIC insurance coverage limits.

Revenue Recognition

Revenues from contracts for non-technology integration consulting services with fees based on time and materials are recognized as the services are performed and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as

Amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. In such contracts, the Company’s efforts, measured by time incurred, typically represent the contractual milestones or output measure, which is the contractual earnings pattern. For non-technology integration consulting contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, are consistent with the services delivered, and are earned.

Revenues from contracts for technology websites and maintenance services where the Company designs/redesigns, builds and implements new or enhanced websites for its clients are recognized on the percentage-of-completion method, which involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and costs can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the financial statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in accrued expenses.

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

Cost of Sales

The Company includes website costs (i.e. content creation, fulfillment, materials, direct labor and overhead costs), commissions and subcontractor expenses in cost of sales.

Accounts Receivable

Receivables from the management fees, sale of websites and services are stated at net realizable value and do not bear interest. The Company adjusts credit limits based upon payment history and the customer’s current creditworthiness. The Company maintains an allowance for doubtful accounts based upon a variety of factors. The Company reviews all open accounts and provides specific reserves for customer collection issues when it believes the loss is probable, considering such factors as the length of time receivables are past due, the financial condition of the customer, and historical experience. The Company also records a reserve for all customers, excluding those that have been specifically reserved for, based upon evaluation of historical losses. The Company recorded an allowance for doubtful accounts of $-0- as of June 30, 2014.

Inventories

Inventories are stated at the lower of cost or market. The cost for inventories is determined using the first-in, first-out method on the weighted average basis. The cost includes all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements compared to current or committed inventory levels. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand. In addition, the Company estimates net realizable value based on intended use, current market value and inventory aging analyses. The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. As of June 30, 2014 inventories consisted of the following:

June 30,
2014
Websites	$16,200
Subtotal	16,200
Reserve for obsolescence	-
Total	$16,200

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash, accounts receivable, accounts payable, and notes payable. Due to short-term maturities, the carrying amount of these instruments approximates fair value. Our cash balances are maintained in accounts held by major banks and financial institutions located in the United States. The Company occasionally maintains amounts on deposit with a financial institution that are in excess of the federally insured limit of $250,000. The risk is managed by maintaining all deposits in high quality financial institutions. The Company had $0 of cash balances in excess of federally insured limits at June 30, 2014.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization are calculated using the straight-line method over the expected useful life of the asset, after the asset is placed in service. Assets recorded under leasehold

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

Improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term. The Company uses the following useful lives for its major classifications of property and equipment:

Description	Useful Lives
Website	5 years
Software	5 years
Computer Equipment	3 years

The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC Topic 360. ASC Topic 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amount. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. For the year ended June 30, 2014, the Company recorded no impairment losses.

Stock-Based Compensation

The Company follows the provisions of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The Company uses the Black-Scholes option valuation model for determining the fair value of stock based compensation. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines pertaining to when the service is complete or a performance commitment date is reached, whichever is earlier.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting

And tax bases of assets and liabilities, and are measured using the enacted tax rates and laws expected to be in effect when the differences are expected to be settled or realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax assets are reviewed for recoverability, and the Company records a valuation allowance to reduce its deferred income tax assets when it is more likely than not that all or some portion of the deferred income tax assets will not be realized.

The Company recognizes the effect of tax positions only if those positions are more likely than not of being sustained. Recognized tax positions are measured at the largest amount that is greater than 50 percent likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Estimated interest and penalties related to underpayment of income taxes are recorded as a component of the tax provision in the statement of operations.

Loss per Share

Basic loss per share ("EPS") is computed by dividing net loss (the numerator) by the weighted-average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net loss by the weighted-average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include common shares to be issued related to convertible debentures and stock pending issue under the ratchet provision.

As the Company has incurred losses for the year ended June 30, 2014, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations.

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

Recent Accounting Pronouncements

The Company has reviewed recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

3)

AGREEMENT AND PLAN OF CONVERSION AGREEMENT

In September, 2013, the Company determined that is was advisable and in its best interest to convert from a limited liability company, organized under the laws of the state of Colorado, to a corporation, organized under the laws of the state of Nevada.  Accordingly, the Company entered into an Agreement and Plan of Conversion (the “Agreement”), wherein members of Cloud converted their entire units held on an equal percentage basis to common stock of the Company, resulting in the issuance of 36,000,000 shares of common stock, par value $0.001 per share.  Further, in accordance with the terms of the Agreement, all assets, rights, privileges and liabilities and obligations of Cloud became the assets and

Liabilities of the Company.  The terms of the Agreement have been retrospectively applied to prior periods presented in the Company’s unaudited financial statements contained herein and all periods have been presented as though the Company was a corporation since inception.

4)

STOCKHOLDER’S EQUITY

AUTHORIZED STOCK

In conjunction with the conversion from a limited liability company to a corporation, the Company authorized 150,000,000 common shares with a par value of $0.001 per share.  Each share entitles the holder to one vote, in person or proxy, on any matter on which action of the shareholder of the Company is sought.  The Company also authorized 30,000,000 of preferred shares with a par value of $0.001 per share.

SHARE ISSUANCES

In conjunction with the terms of the Agreement (see Note 3), the Company issued 36,000,000 shares of common stock, par value $0.001 per share to then existing officers and directors of the Company. In May 2014, the officers and board of directors issued a motion to surrender 21,000,000 of the 36,000,000 shares issued at no cost to the Company.

In October, 2013, the Company issued 642,669 shares of common stock at $0.75 per share to twelve (12) individuals in lieu of cash to purchase websites that will be held and used (see Note 5).

In February, 2014 the company issued 350,000 shares of common stock at $0. 75 per share for consulting services totaling $262,500.

In March, 2014 the company issued 227,000 shares of common stock to two shareholders, shares were issued at $0.375 per share.   Notes payable and interest that totaled $79,500 were converted for 212,000 and 15,000 were issued as a conversion inducement at $0.75 per share totaling $11,250.

In March, 2014 the company issued 33,333 shares of common stock to one shareholder for cash.  Shares were issued at $.075 per share.

In May, 2014 the company issued 66,667 shares of common stock to one shareholder for cash.  Shares were issued at $.075 per share.

In June, 2014 the company issued 33,333 shares of common stock to one shareholder for cash.  Shares were issued at $.075 per share.

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

5)

WEBSITE PURCHASES

In October, 2013, the Company issued 642,669 shares of common stock at $0.75 per share to twelve (12) individuals in lieu of cash to purchase websites that will be held and used.  The purchase price of the websites total $482,000, and this amount has been included in property and equipment, net as of June 30, 2014.  The websites have a useful life of 5 years and associated depreciation, totaling $96,400, has been recorded in depreciation expense for the year ended June 30, 2014.

6)

NOTES PAYABLE

In October and December, 2013, the Company originated three separate twelve percent (12%) convertible promissory notes to related parties, totaling $50,000 and $90,000, respectively.  These amounts together with accrued interest thereon is due and payable upon maturity in March, 2014 and June, 2014.  Upon maturity, the holders of the promissory notes have an option to be paid in shares of the Company’s common stock, par value $0.001 per share, at a conversion rate of fifty percent (50%) below the private stock offering price of $0.75 per share.

Further, if the option to be paid in shares is elected by the holder, the terms of the promissory notes provide for a one-time issuance of the Company’s common stock, par value $0.001, be provided to the holder, totaling between 5,000 to 10,000 shares as a conversion inducement.  The value of the beneficial conversion features (BCF) recorded were $43,478 and $80,015, respectively, and the debt discounts related to the attached relative fair value of the restricted Common Stock were $6,522 and $9,985, respectively, for a total debt discount of $63,043, (see Note 9).

In March $75,000 in principal and $4,500 of interest for promissory notes of related parties were converted to common shares and 15,000 shares for conversion inducement were issued.

7)

NOTES PAYABLE – RELATED PARTY

On March 6, 2014 the Company entered into a short term bridge loan for $100,000, with an interest rate of 20% and a loan period of 60 days.  The holder of the note shall also receive 20,000 shares of common shares as additional compensation for the loan valued at $0.75 per share totaling $15,000.  This loan has an optional conversion feature.  The Company has pledged websites that are owned 100% by the Company as collateral.  As of June 30, 2014 the 20,000 shares for additional compensation were not issued and the note is currently in default. The value of the BCF recorded was $6,222 and the debt discount related to the attached relative fair value of the restricted Common Stock was $13,043, for a total debt discount of $63,043, (see Note 9).

8)

PROVISION FOR INCOME TAXES

The Company accounts for corporate income taxes in accordance with FASB ASC 740-10 “Income Taxes”. FASB ASC 740-10 requires an asset and liability approach for financial accounting and reporting for income tax purposes.

The tax provision (benefit) for the period-ended June 30, 2014 consisted of the following:

June 30, 2014
Current:
Federal	$(958,529)
State	(958,529)
Deferred:
Federal	-
State	-
Tax provision (benefit)	$(958,529)

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The Company’s total deferred tax liabilities, deferred tax assets, and deferred tax asset valuation allowances at June 30, 2014 are as follows:

June 30, 2014
Depreciation:
Federal	$-
State	-
Reserve for bad debts:
Federal	-
State	-
Vacation accrual:
Federal	-
State	-
Deferred tax asset	$-

The reconciliation of income tax computed at statutory rates of income tax benefits is as follows:

June 30, 2014

Expense at federal statutory rate	$(960,810)
State tax effects	-
Non-deductible expenses	2,281
Taxable temporary differences	-
Deductible temporary differences	-
Deferred tax asset valuation allowance	958,529
Income tax provision (benefit)	$-

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10 (Prior authoritative literature: Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (FIN 48)).  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with prior literature FASB Statement No. 109, Accounting for Income Taxes.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

At the adoption date of September 11, 2013 (Inception), the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statement of operations in the provision for income taxes.  As of June 30, 2014 the Company had no accrued interest or penalties.

As the Company is newly formed, there are no tax years, other than the current incomplete year, that remain subject to examination by major taxing jurisdictions.

9)

Discounts on Convertible Notes

The company issued convertible notes that included beneficial conversion features.  The notes are convertible to equity and the conversion is less than market rate.  A discount for the debt is calculated.  The discount on the note is amortized and recognized as interest expense.  At the

Cloud Income Properties, Inc.

Notes to the Financial Statements

June 30, 2014

End of March two notes have been converted to equity.  The balance of notes payable that have not been converted at the end of June is $165,000.

	Koons III	Koons Jr.	Flipping Ent.	Chad C. Bybee	Totals

Principal	50,000	25,000	65,000	100,000	240,000
Discount on debt	(50,000)	(25,000)	(65,000)	(76,086)	(216,086)
Carrying-value at inception	-	-	-	23,914	23,914
Payments	(50,000)	(25,000)	-	-	(75,000)
Accretion	50,000	25,000	65,000	76,086	216,086
Carrying-value 6/30/2014	-	-	-	-	165,000

10)

GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses since inception of $782,622 and currently has revenues which are insufficient to covering its operating costs which raises substantial doubt about its ability to continue as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.

The future of the Company as an operating business will depend on its ability to (1) obtain sufficient capital contributions and/or financing as may be required to sustain its operations and (2) to achieve adequate revenues from sales. Management's plan to address these issues includes, (a) continued exercise of tight cost controls to conserve cash, (b) obtaining additional financing, and (c) increase sales.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

11)

SUBSEQUENT EVENTS

The Company has evaluated all subsequent events from the balance sheet date through December 30, 2014.  The loan for $100,000 that was issued on March 6, 2014 and due on May 6, 2014 has not been repaid, and the note was not converted into common shares and is currently in default.

CLOUD INCOME PROPERTIES, INC
Condensed Balance Sheets
December 31, 2014 and June 30, 2014
(Unaudited)

	December 31, 2014	June 30, 2014
ASSETS
Current Assets
Cash and Cash Equivalents	$1,091	$15,687
Accounts Receivable	4,605	563
Inventory	16,200	16,200
Prepaid Expenses	1,393	-
Total Current Assets	23,289	32,450

Property and Equipment, Net	390,240	387,995

Total Assets	$413,529	$420,445

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$67,410	$6,540
Accrued Expenses	-	-
Notes Payable, including accrued interest	58,541	65,000
Notes Payable - Related Party, including accrued interest	143,836	124,167
Total Current Liabilities	269,787	195,707

Stockholder's Equity
Preferred stock, par value $0.001, 30,000,000 shares authorized, -0- issued and outstanding	-	-
Common stock, par value $0.001, 150,000,000 shares authorized, 16,353,000 issued and outstanding, as of December 31, 2014 and June 30, 2014.	1,007,931	952,181
Additional Paid In Capital	216,086	216,086
Stocks Payable	15,000	15,000
Accumulated Deficit	(1,095,275)	(958,529)
Total Stockholders' Equity	143,742	224,738

Total Liabilities and Stockholders' Equity	$413,529	$420,445

Condensed Statement of Operations
For the Three and Six Months Ended December 31, 2014 and 2013
(Unaudited)
	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Six Months Ended December 31, 2014	Six Months Ended December 31, 2013

Revenues, Net	$13,828	$68,151	$29,574	$264,533
Cost of Sales	16,313	56,256	40,128	135,334
Gross Loss	(2,485)	11,895	(10,554)	129,199

Operating Expense
Selling, General and Administrative	70,166	130,324	112,694	232,335
Depreciation Expense	-	-	-	-
Warrants For Services	-	-	-	-
Total Operating Expenses	70,166	130,324	112,694	232,335

Loss from Operations	(72,651)	(118,429)	(123,248)	(103,136)

Interest Expense	(887)	(1,774)	(13,500)	(1,813)

Loss Before Income Taxes	(73,538)	(120,203)	(136,748)	(104,949)

Income Tax Benefit	-	-	-	-

Net Loss	$(73,538)	$(120,203)	$(136,748)	$(104,949)

Basic and diluted loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding	32,269,230	36,497,022	32,269,230	36,497,022

CLOUD INCOME PROPERTIES, INC
Condensed Consolidated Statement of Cash Flows
Six Months Ended December 31, 2014
(Unaudited)
	Six Months Ended December 31, 2014	Six Months Ended December 31, 2013

Cash Flows From Operating Activities
Net loss	$(136,747)	$(104,948)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation Expense	-	-
Warrants for Services	-	-
Changes in operating assets and liabilities
Accounts Receivable	(4,042)	53,151
Prepaid Expenses	(1,393)	(577)
Accounts Payable	60,870	22,689
Accrued Expenses	-	-
Net Cash Used In Operating Activities	(81,312)	(29,685)

Cash Flows From Investing Activities
Purchase of Property And Equipment	(2,245)	(525,822)
Net Cash Used In Investing Activities	(2,245)	(525,822)

Cash Flows From Financing Activities
Proceeds From Issuance of Notes Payable	-	-
Proceeds From Issuance of Notes Payable, Related Party	13,211	141,680
Cash Dividend	-	-
Member Capital Withdrawals	-	-
Stock Issued for Cash	55,750	457,000
Stock Payable	-	-
Stock Issuance Costs	-	-
Net Cash Provided By Financing Activities	68,961	598,680

Net Increase In Cash	(14,596)	43,173

Cash at Beginning of Period	15,687	14,163
Cash at End of Period	$1,091	$57,336

Supplemental Information:
Cash Paid for Interest	$-	$-
Cash Paid for Income Taxes	$-	$-
Non Cash Transaction - Beneficial Conversion Feature	$-	$-

Cloud Income Properties, Inc.

Notes to the Condensed Financial Statements (Unaudited)

December 31, 2014

1)

ORGANIZATION

Cloud Income Properties, Inc. (the “Company”) was organized as a Nevada corporation effective September 11, 2013, for the purpose of reorganizing the structure of Cloud Income Properties, LLC, a Colorado limited liability company (“Cloud”).  Effective September 13, 2013, the unit holders of Cloud exchanged all of their units in Cloud in return for shares of common stock of the Company (see Note 3).  The Company is a web property acquisition and sales organization that also provides web property management and augmentation to increase site performance and underlying value.

2)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.  Certain information or footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is our opinion, however, that the accompanying unaudited interim condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited interim condensed financial statements should be read in conjunction with our annual audited financial statements for the year ended June 30, 2014.  The interim results for the six months ended December 31, 2014, are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2015, or for any future interim periods.

3)

AGREEMENT AND PLAN OF CONVERSION AGREEMENT

In September 2013, the Company determined that is was advisable and in its best interest to convert from a limited liability company, organized under the laws of the state of Colorado, to a corporation, organized under the laws of the state of Nevada.  Accordingly, the Company entered into an Agreement and Plan of Conversion (the “Agreement”), wherein members of Cloud converted their entire units held on an equal percentage basis to common stock of the Company, resulting in the issuance of shares of common stock, par value $0.001 per share.  Further, in accordance with the terms of the Agreement, all assets, rights, privileges and liabilities and obligations of Cloud became the assets and liabilities of the Company.

4)

NOTE PAYABLE – RELATED PARTY

At December 31, 2014, the Company has an outstanding note payable to a related party.  The 12% note is due one demand, not collateralized and has an option to convert to common stock at a $0.375 per share. Upon maturity, the holder of the promissory note has an option to be paid in shares of the Company’s common stock, par value $0.001 per share, at a conversion rate of fifty percent (50%) below the private stock offering price of $0.75 per share.  The note is recorded net of a discount of $5,242 at December 31, 2014.

5)

NOTES PAYABLE – NON-RELATED PARTIES

Notes payable to non-related parties at December 31, 2014, is as follows:

September 30, 2014
Note payable to an individual, 20% stated interest plus 20,000 common shares, collateralized by websites, originally due in May 6, 2014, currently in default

$120,000

Note Payable to an entity, 25% interest, monthly payments of $13,342 (includes interest) until paid in full per settlement agreement, collateralized by stipulated judgement for breach of contract that will become effective in the event of default

75,883

Total note payable – non-related party	$195,883

6)

PROVISION FOR INCOME TAXES

The Company accounts for corporate income taxes in accordance with FASB ASC 740-10 “Income Taxes”. FASB ASC 740-10 requires an asset and liability approach for financial accounting and reporting for income tax purposes.

There is no income tax benefit for the three months ended December 31, 2014, as the Company placed a valuation allowance on the entire net operating loss incurred during the current and all prior periods.   The net operating loss carry forward is calculated by multiplying a 37% marginal tax rate by the cumulative net operating losses of approximately $850,000, which will begin to expire in 2033.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The only deferred tax asset at September 30, 2014, relates to the cumulative net operating loss carry forward, mentioned above, which has been 100% reserved.

FASB ASC 740-10 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  At September 30, 2014, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statement of operations in the provision for income taxes.  As of December 31, 2014 the Company had no accrued interest or penalties.

Only the fiscal year ended June 30, 2014, is subject to examination by major taxing jurisdictions.

7)

SUBSEQUENT EVENTS

Subsequent to December 31, 2014, the Company entered into several agreements that require the payment of cash, common stock or warrants to purchase common stock in return for services provided to the Company.  The agreements are cancelable at any time.

In addition, the Company issued convertible notes payable of $55,000.  The notes are, at the election of the holders, either payable in full or convertible to common stock on February 1, 2015.

Stuart King Capital Corporation
Unaudited ProForma Combined Balance Sheet
December 31, 2014

		Stuart King Capital Corporation (audited)
	Cloud Income Properties, Inc. (unaudited)
			Adjustments (unaudited)	Combined (unaudited)

ASSETS
Current Assets
Cash and Cash Equivalents	$1,091	$-	$-	$1,091
Accounts Receivable	4,605	-	-	4,605
Inventory	16,200	-	-	16,200
Prepaid Expenses	1,393	-	-	1,393
Total Current Assets	23,289	-	-	23,289

Property and Equipment, Net	390,240	-	-	390,240

Total Assets	$413,529	$-	$-	$413,529

LIABILITIES & STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$67,410	$5,003	$-	$72,413
Accrued Expenses	-	-	-	-
Related party loan	-	2,500	-	2,500
Notes Payable, including accrued interest	58,541	-	-	58,541
Notes Payable - Related Party, including accrued interest	143,836	-	-	143,836
Total Current Liabilities	269,787	7,503	-	277,290

Stockholder's Equity
Preferred stock, par value $0.001, 30,000,000 shares authorized, -0- issued and outstanding	-	-	-	-
Common stock, par value $0.001, 150,000,000 shares authorized, 16,353,000 issued and outstanding, as of December 31, 2014 and June 30, 2014.	1,007,931	800	(1,007,931)	800
Additional Paid In Capital	216,086	24,200	975,428	1,215,714
Stocks Payable	15,000	-	-	15,000
Accumulated Deficit	(1,095,275)	(32,503)	32,503	(1,095,275)
Total Stockholders' Equity	143,742	(7,503)	-	136,239

Total Liabilities and Stockholders' Equity	$413,529	$-	$-	$413,529

Stuart King Capital Corporation
Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 2014

	Cloud Income Properties Inc.	Stuart King Capital Corporation	Adjustments	Combined
	(unaudited)	(audited)	(unaudited)	(unaudited)
Revenues, Net	$81,405	$-	$-	$81,405
Cost of Sales	107,501	-	-	107,501
Gross Loss	(26,096)	-	-	(26,096)

Operating Expense
Selling, General and Administrative	593,756	-	-	593,756
Professional fees	-	1,885	-	1,885
Depreciation Expense	98,719	-	-	98,719
Total Operating Expenses	692,475	1,885	-	694,360

Loss from Operations	(718,571)	(1,885)	-	(720,456)

Interest Expense	(271,757)	-	-	(271,757)

Loss Before Income Taxes	(990,328)	(1,885)	-	(992,213)

Income Tax Benefit	-	-	-	-

Net Loss	$(990,328)	$(1,885)	$-	$(990,328)

Basic and diluted loss per common share	$(0.12)	$(0.00)	$-	$(0.12)

Weighted average shares outstanding	8,000,000	8,000,000	-	8,000,000

Stuart King Capital Corporation

Notes to unaudited Pro Forma Combined Financial Statements

1.

BASIS OF PRESENTATION

The Unaudited Pro Forma Combined Balance Sheets Presents the combined financial position of Stuart King Capital Corporation of December 31, 2104 as if the acquisition occurred on December 31, 2014 assuming that the reverse merger acquisition took place on the beginning of the first accounting period presented in these pro forma combined financial statements

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of our common stock by all persons known to us to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, the named beneficial owner has, to our knowledge, either sole or majority voting and investment power.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(1)	Amount of Beneficial Ownership(2)	Percent of Class(3)

Common	Jeff Proper	3,500,000	43.75%
	DLML, LLC	3,500,000	43.75%
	All Directors and Officers and 5% holders as a group (2 person)	7,000,000	88.50%

Footnotes

(1) The address of each executive officer one director is c/o Stuart King Capital Corp., 3020 Carbon Place, Suite 102, Boulder, CO 80301-6169.

(2) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

(3) Assumes the sale of the maximum amount of this offering (1,000,000 shares of common stock newly issued).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On or about April 7, 2011, Eric Anderson, our initial officer and director, paid for expenses involved with the incorporation of Stuart King Capital Corp. with personal funds on behalf of Stuart King Capital Corp., in exchange for 8,000,000 shares of common stock each, par value $0.0001 per share, which issuance was exempt from the registration provisions of Section 5 of the Securities Act under Section 4(2) of such same said act.

The price of the common stock issued to Eric Anderson was arbitrarily determined and bore no relationship to any objective criterion of value. At the time of issuance, the Company was recently formed or in the process of being formed and possessed no assets.

Eric Anderson, the company’s initial sole shareholder, officer and director was the only promoter of the company.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13-OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Stuart King Capital Corp. in connection with the sale of the common stock being registered. Stuart has agreed to pay all costs and expenses in connection with this offering of common stock. Eric Anderson is the source of the funds for the costs of the offering. Mr. Anderson has no agreement in writing to pay the expenses of this offering on behalf of Stuart and thus such agreement to do so is not enforceable. The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Professional Fees	$7,312
Accounting Fees	2,500
Trust Fees	1,500
Registration Fee	64.17

Total	$11,376.17

ITEM 14-INDEMNIFICATION OF DIRECTORS AND OFFICERS

Stuart Acquisition, Inc.’s Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer to the fullest extent permitted by Delaware law, against all expense, liability and loss reasonably incurred or suffered by the officer or director in connection with any action against such officer or director.

Officer and Director indemnity for a Delaware corporation is governed by Section §145 of Title 8 of Delaware Code, §145 Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:

(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4) By the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

ITEM 15-RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, Stuart King Capital Corp. issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

On or about April 8, 2011, Eric Anderson, our officer and director, paid for expenses involved with the incorporation of the Company with personal funds on behalf of the Company in exchange for 8,000,000 shares of common stock of the Company, each, par value $0.0001 per share.

At the time of the issuance, Eric Anderson was in possession of all available material information about us, as she is the only officer and director. On the basis of these facts, Stuart King Capital Corp. claims that the issuance of stock to its founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Stuart believes that the exemption from registration for these sales under Section 4(2) was available because:

•

Eric Anderson is an executive officer of Stuart and thus had fair access to all material information about Stuart before investing;

•

There was no general advertising or solicitation; and

•

The shares bear a restrictive transfer legend.

All shares issued to Eric Anderson were at a par price per share of $0.0001. The price of the common stock issued to them was arbitrarily determined and bore no relationship to any objective criterion of value. At the time of issuance, Stuart was recently formed or in the process of being formed and possessed no assets.

ITEM 16-EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

INDEX OF EXHIBITS

Exhibit No.	Name/Identification of Exhibit

3	Articles of Incorporation & Bylaws

a)	Articles of Incorporation
b)	Bylaws adopted on April. 8, 2011

5	Opinion on Legality

a) Opinion of Harold Gewerter, Esq.

23.1	Consent of Independent Auditor

99	Additional Exhibits

a) Trust Agreement
b) Sales Agent Agreement
c) Subscription Agreement
d) Oral Agreement Summary

ITEM 17-UNDERTAKINGS

UNDERTAKINGS

a.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

a.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized in the City of Boulder, state of Colorado on August 14, 2015.

Stuart King Capital Corp.
(Registrant)

By:/s/ David Koons, President
David Koons, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed b the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	President, Secretary and Director	August 14, 2015
/s/ David Koons	Chief Executive Officer

	Treasurer	August 14, 2015
/s/ David Koons	Chief Accounting Officer, Chief Financial Officer